Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of February 2, 2025 (“Effective Date”), is entered into between Caleres, Inc., a New York corporation (and, together with its subsidiaries, “Caleres”), and Brian Costello (the “Executive”).

For and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Term of Agreement. This Agreement shall become effective on the Effective Date and be in force and effect until January 30, 2026 (the “Initial Term”). The Initial Term shall be automatically extended for successive one (1) year periods unless either party to this Agreement provides the other party with notice of termination at least sixty (60) days prior to the expiration of the Initial Term or any one-year period thereafter (each, an “Extension Term”), the Initial Term and all Extension Terms collectively “the Term.”
2.Termination of Employment. The Executive and Caleres acknowledge that the Executive’s employment is at will and can be terminated by Caleres or the Executive at any time, for any reason, with or without cause, subject to Section 6. In the event Executive desires to terminate the Agreement for reasons other than for Good Reason (as defined below), Executive shall provide Caleres with sixty (60) days prior written notice. Following termination, the Executive shall no longer be entitled to any Base Compensation, Incentive Payment or any other benefits hereunder, except as otherwise provided herein, provided that Caleres shall pay all benefits accrued hereunder through the date Executive’s employment is terminated. The provisions of Sections 7, 8, 9, and 10 shall remain in effect pursuant to the terms thereof and continue to be binding on Caleres and Executive notwithstanding termination of this Agreement under any circumstances.
3.Duties. The Executive shall be Senior Vice President, Famous Footwear Chief Merchant, and the Executive shall have such responsibilities, authorities, duties and reporting structure as are usual and customary for an executive serving in such a position of an enterprise of the size and nature of the Company. The principal location at which the Executive will perform his duties under this Agreement shall be the Company’s executive offices in St. Louis, MO subject to reasonable travel required to perform such duties. In-office expectations are typically a minimum of four (4) days per week in the office.
4.Compensation.
(a)Base Compensation. Commencing as of the Effective Date, Caleres shall pay the Executive, and the Executive agrees to accept, base compensation at the rate of $420,000.00 per year in accordance with Caleres’ regular payroll practices and continuing until adjusted as set forth herein (“Base Compensation”). Beginning in 2026, the Executive’s Base Compensation shall be eligible for review in or around March of each year in connection with the meeting of Culture, Compensation and People Committee of the Caleres board of directors, and may be increased in a manner and in an amount, if at all, as determined by Caleres in its sole discretion. The Executive’s Base Compensation shall not be decreased except in connection with a broad-based decrease of salaries for the executives of Caleres or of similarly situated executives of Caleres; provided, however, that any reduction in the Executive’s Base Compensation shall be no greater than the proportion of such reduction applicable to other similarly situated senior executives.
(b)Incentive Payments. Executive shall be eligible to participate in the Caleres Annual Incentive Plan (“AIP”), with a Target payout of 50% of Executive’s Base Compensation (the “Incentive Payments”). Incentive Payments will be governed by, and any Incentive Payment shall be made in accordance with, the terms and conditions of the AIP set by Caleres’ board of directors in its sole discretion.
(c)Company Stock. The parties acknowledge that upon Culture, Compensation and People Committee of the Board of Directors approval in March, 2025, Executive will receive an initial grant of restricted shares of stock of the Company with a value of $200,000. Further, Executive will be eligible for awards of restricted stock of the Company annually commencing in March, 2026 in conjunction with Caleres’ annual award of restricted stock to certain of its executives and other associates, which awards, if made, shall also be subject to and made in accordance with the terms and conditions set by Caleres’ board of directors for such awards in its sole discretion.
(d)Relocation Assistance. Executive shall receive relocation assistance as follows: a single lump sum payment in the amount of $25,000. This payment will be reduced for legally allowed taxes and deductions.
5.Benefits.
(a)Generally. The Executive shall be eligible to receive benefits and other perquisites at commencement of employment, including (i) medical, dental and vision (ii) supplemental disability insurance at company expense (iii) participation in the non-qualified deferred compensation plan (iv) participation in the Caleres 401(k) Plan and (v) company match for qualifying charitable contributions and discount on Caleres merchandise, all in accordance with the terms and conditions of such benefits, plans and perquisites.
(b)Paid Time Off. Beginning February 2025, Executive shall be entitled to twenty (20) days of paid time off (“PTO”) plus twelve (12) Caleres holidays for each year during his employment with Caleres.
(c)Expenses. The Executive shall be reimbursed for his business-related expenses incurred on behalf of Caleres, in accordance with the travel and entertainment expense policy of Caleres applicable to executives of Caleres, as adopted from time to time and in effect at the time the expense was incurred.
6.Payments and Benefits on Termination.
(a)Termination of Employment for any Reason. If the Executive’s employment is terminated for any reason, Executive shall be entitled to the following: Caleres shall pay, or cause to be paid, to Executive within thirty (30) days of the Termination Date (i) the full Base Compensation earned by Executive through, but unpaid at, the Termination Date, plus

(ii) credit for any vacation earned by Executive but not used at the Termination Date, plus (iii) all other amounts owed by Caleres to Executive for expenses but unpaid as of the Termination Date.
(b)Termination of Employment without Cause or for Good. If the Executive’s employment is terminated by Caleres for any reason other than for Cause, then, in addition to the amounts provided in Section 6(a) above, Executive shall be entitled to the following:
(i)Caleres shall pay, or cause to be paid, to Executive in a lump sum not later than thirty (30) days after the Termination Date an amount equal to (a) six (6) months of Executive’s Base Compensation (excluding bonus, commission or any other form of incentive compensation) at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date.

(c)Definitions of Certain Terms. For purposes of this Agreement:

(i)“Cause” means (A) the Executive engaging in willful misconduct which is materially injurious to Caleres; (B) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (C) the Executive engaging in fraud, material dishonesty or gross misconduct in connection with the business of Caleres; (D) the Executive’s continued failure to perform duties reasonably assigned to him by Caleres; (E) the Executive’s deliberate violation of Caleres’ material policies, including but not limited to, Caleres’ Code of Business Conduct, Insider Trading Policy, and Respect in the Workplace policy or (F) the Executive engaging in any act of moral turpitude reasonably likely to materially and adversely affect Caleres or its business.

(ii)“Good Reason” means: (A) a material reduction in the Executive’s Base Compensation; (B) a material reduction in the Executive’s status, position, duties, or responsibilities; (C) the required relocation of the Executive’s principal place of business, without the Executive’s consent, to a location which is more than fifty (50) miles from the Executive’s principal place of business on the Effective Date or from such location to which the Executive may transfer with the Executive’s consent after the Effective Date; (D) a material breach of this Agreement by Caleres; or (E) the failure of any successor of Caleres to assume this Agreement; provided, however, that the Executive must provide Caleres written notice of the event (“Event Notice”) that is the basis of the potential Good Reason termination in writing within sixty (60) days of its initial existence, and the Event Notice shall describe the conduct the Executive believes to constitute Good Reason. Caleres shall have thirty (30) days to cure such conduct upon receipt of the Event Notice from the Executive. If Caleres cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period (“Cure Period”), the Executive’s Event Notice shall be deemed withdrawn. The Executive’s right to claim Good Reason termination shall be deemed waived with respect to such conduct if: (a) the Executive does not provide an Event Notice to Caleres within sixty (60) days after the initial existence of such conduct; (b) Caleres cures such conduct within the Cure Period, or (c) the Executive’s termination occurs on a date that is more than ninety (90) days after the initial existence of such conduct.

(iii)“Termination Date” means the effective date as provided in this Agreement of the termination of Executive’s employment with Caleres.

(d)Release. Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to Section 6 except under Section 6(a) prior to the execution by Executive of a customary waiver and release of claims against Caleres. Provided that the form of such waiver and release is provided by Company to Executive within 3 days after the Termination Date, unless Executive executes such release and returns it to Caleres within 21 days of the Termination Date, all benefits and payments except for those under Section 6(a) shall be forfeited.

7.Non-Competition. The Executive acknowledges and agrees the business of Caleres is and will be conducted throughout the world (the "Territory"), and that Caleres' reputation and goodwill are an integral part of its business success throughout the Territory. The Executive agrees that for a period ending six (6) months from the Termination Date (the "Non-Competition Period"), the Executive shall not, without Caleres' prior written consent, directly or indirectly, be employed by, own, manage, operate, assist, join, advise, control or participate in the ownership, management, operation or control of, or serve as a director, officer, executive, employee, partner, agent or consultant of, any Competitor in the Territory; provided, however, that nothing herein shall prevent the Executive from investing during the Non-Competition Period as a five percent (5%) or less shareholder in any class of securities of any Competitor that is a public corporation. In the event the undertakings in this Section 7 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. For purposes of this Section 7, "Competitor" shall mean any profit or non-profit company, organization, entity or business, that directly competes with the business of Caleres as such business shall exist or be planned (provided in the case of any planned business, Executive shall have been directly and meaningfully involved in the planning of such business) immediately prior to the Termination Date.

8.No Solicitation. During the Non-Competition Period, the Executive shall not directly or indirectly (a) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any person that is a customer of Caleres or any of its subsidiaries or affiliated entities to become a customer of any other person or entity for products or services the same as, or competitive with, those products and services sold, rented, leased, rendered or otherwise made available to customers by Caleres and its subsidiaries and affiliated entities as of the Termination Date, as well as products and services in any state of development (whether commercialized or not generally available), or approach any such person for such purpose or authorize the taking of such actions by any other person or assist or participate with any such person in taking such action, or (b) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any employee, agent, director, officer or consultant of Caleres or any of its subsidiaries or affiliated entities to leave Caleres or such subsidiary or affiliated entity for the purpose of hiring or employing in any capacity any such person; provided, however, that this Section 8 shall not prohibit Executive from soliciting for employment or hiring any person who responds to a general solicitation or advertisement that is not expressly directed toward Caleres or its employees, directors, officers, agents or consultants.

9.Proprietary Information; Confidentiality.

(c)The term “Proprietary Information” means information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to Caleres, and which has commercial or economic value in Caleres’ business, and includes, without limitation, confidential information, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not); information of any type relating to designs, configurations, and toolings; documentation, recorded data, and schematics; source code and object code; mask works; master databases, algorithms, flow charts, formulae, and circuits; works of authorship; research; improvements; intellectual property, including but not limited to patents and patent applications; business strategies and plans, and past or future financing, marketing information, forecasts, pricing, customer lists; the salaries, duties, qualifications, performance levels, and terms of compensation of other employees; and cost or other financial data concerning any of the foregoing or Caleres’ operations and business; provided that “Proprietary Information” shall not apply to any information that (i) is known to the Executive prior to its disclosure by Caleres or any of its employees or representatives, (ii) is or becomes public information or is or becomes generally available to the public other than by an unauthorized act or omission of the Executive, (iii) is independently developed by any person, including the Executive, without access to or use of Proprietary Information of Caleres, or (iv) is received from a third party who is in rightful possession of such information and who is lawfully entitled to disclose such information to the Executive. The Executive understands that his employment creates a relationship of confidence and trust between him and Caleres with respect to Caleres and the Proprietary Information of Caleres and its customers which may be learned by him during the period of his employment.
(d)The Executive acknowledges and agrees that, as between the Executive and Caleres, all Proprietary Information and all patents, copyrights, trademarks, trade secret rights, rights with respect to mask works and other recognized intellectual property rights (including throughout, without limitation, any extensions, renewals, continuations, derivative works, or divisions of any of the foregoing) in connection therewith shall be the sole property of Caleres. To the extent that, for any reason, such Proprietary Information or rights may not vest in Caleres, the Executive hereby irrevocably sells, transfers, conveys and assigns to Caleres any such rights or rights he may have or acquire in such Proprietary Information.
(e)At all times, both during his employment with Caleres and thereafter, except to the extent required by law, legal process or regulatory process, the Executive will keep the Proprietary Information in strict confidence and trust and will not, directly or indirectly, use or disclose any Proprietary Information or anything related to it without the written consent of Caleres.

(f)In the event of the termination of the Executive’s employment, whether by Caleres or the Executive, for any reason, the Executive shall, at Caleres’ expense, return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to the Executive by the Company or its affiliates or produced by the Executive or others in connection with the Executive’s employment immediately as and when requested by Caleres.
(g)The term “Inventions” means all designs, improvements, inventions, formulas, circuits, mask works, works of authorship, trademarks, trade dress, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Executive during his employment, either alone or jointly with others, which relate to the business of Caleres or otherwise result from work performed by the Executive for Caleres. Immediately upon making, discovering, developing, conceiving, reducing to practice, or securing Inventions, the Executive will disclose all such Inventions to Caleres or any persons designated by it. The Executive will also disclose to Executive’s supervisor (if not previously disclosed to Caleres in the course of providing services to Caleres) within six (6) months following the date his employment is terminated, all things that would have been Inventions if made during his employment, conceived, reduced to practice, or developed by the Executive. Such disclosure shall be disclosed by Executive to Caleres in confidence.
(h) The Executive agrees that all of the Executive’s contributions to Inventions which the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during his employment hereunder shall be the sole property of Caleres to the maximum extent permitted by New York law and to the extent permitted by law shall be “works made for hire.” To the extent any such Inventions are not a work made for hire, the Executive hereby irrevocably sells, transfers, conveys and assigns to Caleres any and all right, title and interest the Executive may have or may acquire in such Inventions.
(i)In addition to the foregoing assignment of Inventions to Caleres, the Executive hereby irrevocably sells, transfers, conveys and assigns to Caleres all worldwide patent, copyright, mask work, trade secret and other recognized intellectual property rights in any Invention. The Executive hereby forever waives and agrees never to assert any and all Moral Rights (as defined below) the Executive may have in or with respect to any Invention, even after termination of his employment on behalf of Caleres. The term “Moral Rights” means any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right,” “paternity right,” “integrity right,” or otherwise.
(j)The Executive acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works made for hire” under the U.S. Copyright Act, as may be amended from time to time, and that Caleres will be considered the author and owner of such copyrightable works. To the extent any such works are not a work made for hire, the Executive hereby irrevocably sells, transfers, conveys and assigns to Caleres any and all right, title and interest he may have or may acquire in such works.
(k)The Executive agrees to perform, during and after the termination of the Executive’s employment with Caleres, whether by Caleres or Caleres, for any reason, all acts deemed necessary or desirable to permit and assist Caleres, at its expense, in obtaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other recognized intellectual property rights in such Inventions and/or any other Inventions the Executive have or may at any time assign to Caleres in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. To the extent that the Executive is unable or unwilling to perform the obligations described above, with respect to Inventions assigned to Caleres hereunder, the Executive hereby irrevocably designates and appoints Caleres and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and in his behalf and instead of him for the sole and only purpose of executing and filing any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, rights with respect to mask works or other rights thereon of the applicable Inventions with the same legal force and effect as if executed by him. The Executive specifically authorizes, and requests the Commissioner of Patents of the United States, and any official of any country or countries foreign to the United States whose duty it is to issue patents, to record Caleres as the owner patents on such Inventions and to issue all letters patent for said patents in the name of Caleres, as assignee of the patents, for the sole use of Caleres, its successors, legal representatives and assigns, in accordance with the terms of this Agreement. The transferred rights include the right to collect any royalties, license fees, or other amounts related to the patents owing from third parties, as well as the right to bring infringement or similar actions that may have accrued prior to this Agreement.
(l)The Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may reasonably be required by Caleres) of all Proprietary Information developed by him and all Inventions made by him during his employment with Caleres, which records shall be available to and remain the sole property of Caleres at all times.
(m)The Executive represents that his performance of services to Caleres hereunder will not knowingly breach any agreement or obligation to keep in confidence proprietary information acquired by him in confidence or in trust prior to his provision of services to Caleres. The Executive also represents that he has not knowingly entered into, and the Executive agrees that he will not knowingly enter into, any agreement either written or oral in conflict in any material respect with this Agreement.

10.Remedies. The Executive acknowledges that a breach of the covenants contained in Sections 7, 8, and 9 will cause irreparable damage to Caleres and its affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of the covenants contained in Sections 7, 8, and 9, in addition to any other remedy that may be available at law or in equity, Caleres and its affiliates shall be entitled to specific performance and injunctive relief, without posting a bond or other security.

11.Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under Caleres’ employee benefit plans, if any.

12.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail or reputable overnight courier to the addresses below or to such other address as either party shall designate by written notice to the other:

If to the Executive:

Brian Costello

_______________

_______________

If to Caleres:

Caleres, Inc.

8300 Maryland Avenue

St. Louis, Missouri 63105

Telephone: 314-854-4110

Attn: General Counsel

13.Entire Agreement; Modification. This Agreement and the other documents contemplated hereunder contain the entire agreement of Caleres and the Executive with respect to the subject matter hereof, and Caleres and the Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments between Executive and Caleres with respect to the subject matter hereof. No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported amendment or modification hereof, whether made orally or in writing,, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

14.Assignment. The rights and obligations of either party under this Agreement shall not be assignable without the prior written consent of the other party hereto, except that Caleres may assign its rights and obligations hereunder to a successor to all or substantially all of the assets or stock of Caleres, whether by merger, sale or otherwise. This Agreement shall be binding upon and inure to the benefit of Caleres and its successors and permitted assigns, as the case may be.

15.Governing Law. This Agreement shall be deemed to have been made and delivered in St. Louis, Mo and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Missouri. The parties (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the State Courts in St. Louis County or the United States District Court for the Easter District of Missouri, (2) waive any objection which either such party may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consent to the jurisdiction of the State Courts in St. Louis County or the United States District Court for the Easter District of Missouri in any such suit, action or proceeding. The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the State Courts in St. Louis County or the United States District Court for the Easter District of Missouri and agree that service of process upon either such party mailed by certified mail or delivered by overnight courier to the party’s respective address (as set forth in Section 12) shall be deemed in every respect effective service of process upon such party, in any such suit, action or proceeding.

16.Section 409A.

(a)The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner and to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent. If, notwithstanding the foregoing provisions of this Section 16(a), any provision of this Agreement would otherwise cause the Executive to incur any additional tax or interest under Code Section 409A, Caleres shall, after consulting with, and receiving the approval of, the Executive, reform such provision in a manner to avoid the incurrence by the Executive of any such additional tax or interest; provided that Caleres agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that Caleres determines may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service, Executive is a “specified Executive,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)Any reimbursements and in kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by Caleres under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in kind benefits that Caleres is obligated to pay or provide, in any given calendar year shall not affect the expenses that Caleres is obligated to reimburse, or the in kind benefits that Caleres is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) the Executive’s right to have Caleres pay or provide such reimbursements and in kind benefits may not be liquidated or exchanged for any other benefit.

(e)For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Caleres. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

17.Miscellaneous.

(a)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.
(b)	The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.
(c)	In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.
(d)	This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. A photocopy or electronic facsimile of this Agreement or of any signature hereon shall be deemed an original for all purposes.

[signature page follows]

NOW THEREFORE, the parties have executed this Employment Agreement as of the day and year first above written.

Caleres:

CALERES, INC.

By: /s/ Douglas W. Koch
Name: Douglas W. KochTitle: Chief Human Resources Officer

The Executive:

/s/ Brian Costello
Brian Costello